Exhibit 99.1

PaperNuts Corporation Expanding Intellectual Property Through Continued R&D

ST. CATHARINES, ON--(Marketwired - Mar 13, 2015) - Axiom Corp. (OTC PINK: AXMM) ("Axiom" or the "Company") is pleased to provide this update from its majority-owned subsidiary, PaperNuts Corporation, regarding its Intellectual Property (IP) ownership and current Research and Development (R&D) initiatives.

Tyler Pearson, PaperNuts CEO, commented, "New product design and development is very often a crucial factor to the long-term success of companies in fast changing industries. We believe that PaperNuts will be no exception to this and, as a result, we will continue to expend a significant amount of energy on R&D to continually improve our products and expand our underlying Intellectual Property ownership."

"Our development of the 4th generation PaperNuts technology is nearing completion and is now in its final testing stages. The 4.0 version PaperNuts includes numerous innovations that have made the equipment smaller, quieter, more energy efficient, and easier to use. These notable improvements are expected to be the basis of future patent applications to protect our Intellectual Property and allow us to take full advantage of our innovations.

Pearson concluded, "By developing and owning proprietary IP, PaperNuts can be more in control of its business and strategic partnerships, make additional improvements, launch new innovative PaperNuts branded products, and protect itself from potential copycats. I look forward to announcing the launch of our latest PaperNuts sustainable packaging solution in the very near future."

About Axiom Corp.

Axiom Corp., operating through its majority owned subsidiary, PaperNuts Corporation, is a global focused developer and marketer of innovative and environmentally friendly packaging solutions. PaperNuts Corporation owns proprietary technology and intellectual property originally developed in Finland that provides an environmentally friendly alternative to traditional protective packaging options that are often very harmful to the environment. PaperNuts delivers a loose-fill packaging solution that competes directly with polystyrene foam plastic "peanut" fillers, bubble wrap, air pillows, crumpled paper, foam-in-place, and corn starch peanut products.

PaperNuts are a cost-effective green alternative to competitive fillers, made from 100% recycled paper that was destined for landfill, and are both biodegradable and fully recyclable after use. PaperNuts also provide superior product protection, are clean and easy to handle, non-polluting, and low in particulates. The "PaperNuts Converter" machine used to create PaperNuts requires only 10 sq. ft. of floor space to operate and gives small, medium, and large scale businesses the capability to produce on-demand on-site packaging that reduces the shipping and storage costs associated with competitive products.

For additional information regarding Axiom Corp. and PaperNuts Corporation, visit www.axiompaper.com.

Disclaimer/Safe Harbor: This Axiom Corp. / PaperNuts Corporation news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company's ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur as planned or at all.

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Axiom Corp. / PaperNuts Corporation
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Website:  www.axiompaper.com